                                                                       EXHIBIT 1

                                                          Federal Identification
                                                              Number: 06-1047163
                                                                      ----------

                        THE COMMONWEALTH OF MASSACHUSETTS
                             William Francis Galvin
                          Secretary of the Commonwealth
              One Ashburton Place, Boston, Massachusetts 02108-1512

                        RESTATED ARTICLES OF ORGANIZATION
                    (GENERAL LAWS, CHAPTER 156B, SECTION 74)

We, DAVID J. MCLACHLAN, *Vice-President and PETER WIRTH, *Clerk of Genzyme Corporation located at One Kendall Square, Cambridge, MA 02139 do hereby certify that the following Restatement of the Articles of Organization was duly adopted at a meeting held on June 12, 1997 by a vote of the directors

45,764,726  shares of Genzyme General Division Common Stock       of 75,839,926 shares outstanding

 7,112,395  shares of Genzyme Tissue Repair Division Common Stock of 13,201,375 shares outstanding, and

___________ shares of ___________________________________________ of __________ shares outstanding,


**being at least a majority of each type, class or series outstanding and entitled to vote thereon:

                                    ARTICLE I
                         The name of the corporation is:

                               GENZYME CORPORATION

                                   ARTICLE II
The purpose of the corporation is to engage in the following business activities:

     TO DEVELOP, MANUFACTURE AND SELL HUMAN HEALTH CARE PRODUCTS AND TO ENGAGE GENERALLY IN ANY BUSINESS THAT MAY LAWFULLY BE CARRIED ON BY A CORPORATION FORMED UNDER CHAPTER 156B OF THE GENERAL LAWS OF MASSACHUSETTS.


*Delete the inapplicable words.     **Delete the inapplicable clause.
(1)For amendments adopted pursuant to Chapter 156B, Section 70.
(2)For amendments adopted pursuant to Chapter 156B, Section 71.


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                                   ARTICLE III

State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue:

===================================  ===========================================
        WITHOUT PAR VALUE                          WITH PAR VALUE
-----------------------------------  -------------------------------------------
 TYPE           NUMBER OF SHARES      TYPE             NUMBER OF     PAR VALUE
                                                         SHARES
-----------  ----------------------  ------------  ----------------  -----------
Common:                               Common:         390,000,000*     $.01
-----------  ----------------------  ------------  ----------------  -----------

-----------  ----------------------  ------------  ----------------  -----------
Preferred:                            Preferred:       10,000,000      $.01
-----------  ----------------------  ------------  ----------------  -----------

===========  ======================  ============  ================  ===========

     * of which 200,000,000 shares have been designated as a series of Common Stock with the designation Genzyme General Division Common Stock and 40,000,000 shares have been designated as a series of Common Stock with the designation Genzyme Tissue Repair Division Common Stock.


                                   ARTICLE IV

     If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other of which shares are outstanding and of each series then established within any class.


                          DESCRIPTION OF CAPITAL STOCK
                          ----------------------------

A.   AUTHORIZED CAPITAL STOCK

     The total number of shares of all classes of capital stock which the Corporation shall be authorized to issue is four hundred million (400,000,000) shares, consisting of three hundred ninety million (390,000,000) shares of Common Stock, $.01 par value per share (the "Common Stock") and ten million (10,000,000) shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").

     Upon the effectiveness of these Restated Articles of Organization, and without any further action on the part of the Corporation or its stockholders, each share of the Corporation's General Division Common Stock and Tissue Repair Division Common Stock then issued and outstanding shall automatically be redesignated as one fully paid and nonassessable share of Genzyme General Division Common Stock and Genzyme Tissue Repair Division Common Stock, respectively, each being a share of a series of a single class of common stock.

B.   UNDESIGNATED COMMON STOCK

     Shares of Common Stock not at the time designated as shares of a particular series pursuant to this paragraph IV.B. or any other provision of these Articles of Organization may be issued from time to time in one or more additional series. The Board of Directors may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges of any such series before the issuance of any shares of that series, provided that in no event shall the holder of a share of any series of Common Stock be entitled to more than one vote per share at the time that shares of such series are first issued. The Board of


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Directors shall determine the number of shares constituting each series of
Common Stock and each series shall have a distinguishing designation.

C.   GENZYME GENERAL DIVISION COMMON STOCK.

     Two hundred million (200,000,000) shares of Common Stock are designated as a series of Common Stock with the following designation: Genzyme General Division Common Stock (the "GGD Stock"). To the extent legally permitted, such number of shares may be increased or decreased by vote of the Board of Directors, provided that no decrease shall reduce the number of shares of GGD Stock to a number less than the number of shares of such series then outstanding plus the number of shares of such series reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into such series of Common Stock. A description of the GGD Stock and a statement of its preferences, voting powers, qualifications and special or relative rights or privileges is as follows:

     1. DIVIDENDS AND DISTRIBUTIONS. Subject to the express terms of any outstanding series of Preferred Stock, dividends may be declared and paid upon the GGD Stock, in such amounts and at such times as the Board of Directors may determine, only out of the lesser of (a) funds of the Corporation legally available therefor and (b) the Available GGD Dividend Amount.

     2. VOTING RIGHTS. The holders of GGD Stock, voting together with the holders of shares of all other series of Common Stock as a single class of stock, shall have the exclusive right to vote for the election of directors and on all other matters requiring action by the stockholders or submitted to the stockholders for action, except as may be determined by the Board of Directors in establishing any series of Common or Preferred Stock or as may otherwise be required by law. Each share of the GGD Stock shall entitle the holder thereof to one vote.

     3. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the rights of the holders of GGD Stock shall be as follows:

          a. After the Corporation has satisfied or made provision for its debts and obligations and for the payment to the holders of shares of any class or series of capital stock having preferential rights to receive distributions of the net assets of the Corporation (including any accumulated and unpaid dividends), the holders of GGD Stock shall be entitled to receive the net assets of the Corporation remaining for distribution, on a per share basis in proportion to the respective liquidation units per share of all series of Common Stock. Each share of GGD Stock shall have one hundred liquidation units. (100 multiplied by the number of votes to which one share of GTR Stock was entitled on the GTR Effective Date, as adjusted pursuant to paragraph E.4. below.)

          b. For the purposes of paragraph IV.C.3.a., any merger or business combination involving the Corporation or any sale of all or substantially all of the assets of the Corporation shall not be treated as a liquidation.

     4. SPECIAL VOTING RIGHTS. The Corporation shall not, without approval by the holders of the GGD Stock at a meeting at which a quorum is present and the votes cast in favor of the proposal exceed those cast against:

               (1) allow any proceeds from the Disposition of the properties or assets allocated to the General Division to be used in the business of any other Division without fair compensation being allocated to the General Division as determined by the Board of Directors;


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               (2)  allow any properties or assets allocated to the General
Division to be used in the business of any other Division or for the declaration or payment of any dividend or distribution on any series of Common Stock other than the GGD Stock without fair compensation being allocated to the General Division as determined by the Board of Directors;

               (3) issue, sell or otherwise distribute shares of GGD Stock without allocating the proceeds or other benefits of such issuance, sale or distribution to the General Division;

               (4) change the rights or preferences of the GGD Stock so as to affect the GGD Stock adversely; or

               (5) effect any merger or business combination involving the Corporation as a result of which (a) the holders of all series of Common Stock of the Corporation shall no longer own, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving corporation and (b) the holders of all series of Common Stock of the Corporation do not receive the same form of consideration, distributed among such holders in proportion to the Market Capitalization of each series of Common Stock as of the date of the first public announcement of such merger or business combination.

     5. DEFINITIONS. As used in this paragraph IV.C., the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless another definition is provided or the context otherwise requires:

          a. "Available GGD Dividend Amount," on any date, shall mean the greater of:

          (a) the excess of

               (i) the greater of (x) the fair value on such date of the net assets of the General Division and (y) an amount equal to $335,378,000 (stockholders' equity allocated to the General Division at June 30, 1994), such dollar amount to be increased or decreased, as appropriate, to reflect, after June 30, 1994, (A) the Earnings Attributable to the General Division, (B) any dividends or other distributions (including by reclassification or exchange) declared or paid with respect to, or repurchases or issuances of, any shares of GGD Stock or any other class of capital stock attributed to the General Division, but excluding dividends or other distributions paid in shares of GGD Stock to the holders thereof or in shares of any other class of capital stock attributed to the General Division to the holders thereof, and (C) any other adjustments to the stockholders' equity of the General Division made in accordance with generally accepted accounting principles, over

               (ii) the sum of (x) the aggregate par value of all outstanding shares of GGD Stock and any other class of capital stock attributed to the General Division and (y) unless these Articles of Organization permit otherwise, the aggregate amount that would be needed to satisfy any preferential rights to which holders of all outstanding Preferred Stock attributed to the General Division are entitled upon dissolution of the Corporation in excess of the aggregate par value of such Preferred Stock, provided that such excess shall be reduced by any amount necessary to enable the General Division to pay its debts as they become due, and

          (b) the amount legally available for the payment of dividends determined in accordance with Massachusetts law applied as if the General Division were a separate corporation.

          b. "Earnings Attributable" to the General Division for any period, shall mean the net income or loss of the General Division for such period (or for the fiscal periods of the Corporation commencing prior to the GTR Effective Date and after June 30, 1994, pro forma net income or loss of the General Division as if the GTR Effective Date were June 30, 1994) determined in accordance with generally accepted accounting principles, with all income and expenses of the Corporation being allocated between Divisions in a reasonable and consistent manner in accordance with policies adopted by the Board of Directors; provided, however, that as of the end of any fiscal quarter of the Corporation, any projected annual tax benefit attributable to any Division that cannot be utilized by such Division to offset or reduce its allocated tax liability may be allocated to any other Division without any compensating payment or allocation.

          c. "General Division" shall mean, at any time, the Corporation's interest in (i) all of the businesses, products, or development or research programs in which the Corporation or any of its subsidiaries (or any of their predecessors or successors) is or has been engaged, directly or indirectly, other than those allocated to the any Division of the Corporation represented by a series of Common Stock other than the GGD Stock; and (ii) all assets and liabilities of the Corporation to the extent allocated to any such businesses, products, or development or research programs in accordance with generally accepted accounting principles consistently applied for all of the Corporation's business units. From and after the date on which all of the outstanding shares of any series of Common Stock are exchanged for shares of GGD Stock, cash or a combination thereof, all of the businesses, products, development or research programs, assets and liabilities of the Division represented by such series of Common Stock shall be included in the General Division. The General Division shall be represented by the GGD Stock.

          d.   "GTR Effective Date" shall mean December 16, 1994.

D.   GENZYME TISSUE REPAIR DIVISION COMMON STOCK.

     Forty million (40,000,000) shares of Common Stock are designated as a series of Common Stock with the following designation: Genzyme Tissue Repair Division Common Stock (the "GTR Stock"). To the extent legally permitted, such number of shares may be increased or decreased by vote of the Board of Directors, provided that no decrease shall reduce the number of shares of GTR Stock to a number less than the number of shares of such series then outstanding plus the number of shares of such series reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into such series of Common Stock. A description of the GTR Stock and a statement of its preferences, voting powers, qualifications and special or relative rights or privileges is as follows:

     1. DIVIDENDS AND DISTRIBUTIONS. Subject to the express terms of any outstanding series of Preferred Stock, dividends may be declared and paid upon the GTR Stock, in such amounts and at such times as the Board of Directors may determine, only out of the lesser of (a) funds of the Corporation legally available therefor and (b) the Available GTR Dividend Amount.

     2. VOTING RIGHTS. The holders of GTR Stock, voting together with the holders of shares of all other series of Common Stock as a single class of stock, shall have the exclusive right to vote for the election of directors and on all other matters requiring action by the stockholders or submitted to the stockholders for action, except as may be determined by the Board of Directors in establishing any series of Common or Preferred Stock or as may otherwise be required by law. Each share of GTR Stock shall entitle the holder thereof to .33 votes through December 31, 1998. On January 1, 1999 and on each January 1 every two years thereafter, the number of votes to which the holder of each share of GTR Stock shall be entitled shall be adjusted and fixed for two-year periods to equal the quotient (expressed as a decimal and rounded to the nearest two decimal places) obtained by dividing (i) the Fair Market Value of one share of GTR Stock by (ii) Fair Market Value of one share of GGD Stock as of such date. If no shares of GGD Stock are outstanding on such date, then all other series of voting Common Stock outstanding on such date shall have a number of votes such that each share of the series of outstanding Common Stock that has the highest Fair Market Value per share on such date (the "Base Series") shall have one vote and each share of each other series of outstanding Common Stock shall have the number of votes determined according to the immediately preceding sentence, treating, for


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such purpose, the Base Series as the GGD Stock in such sentence. If shares of
GTR Stock are entitled to vote separately as a class, each share of GTR Stock shall have one vote.

     3. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the rights of the holders of GTR Stock shall be as follows:

          a. After the Corporation has satisfied or made provision for its debts and obligations and for the payment to the holders of shares of any class or series of capital stock having preferential rights to receive distributions of the net assets of the Corporation (including any accumulated and unpaid dividends), the holders of GTR Stock shall be entitled to receive the net assets of the Corporation remaining for distribution, on a per share basis in proportion to the respective liquidation units per share of all series of Common Stock. Each share of GTR Stock shall, subject to paragraph E.4. below, have 58 liquidation units (100 multiplied by the number of votes to which one share of GTR Stock was entitled on the GTR Effective Date, as adjusted pursuant to paragraph E.4. below).

          b. For the purposes of paragraph IV.D.3.a., any merger or business combination involving the Corporation or any sale of all or substantially all of the assets of the Corporation shall not be treated as a liquidation.

     4. SPECIAL VOTING RIGHTS. The Corporation shall not, without approval by the holders of the GTR Stock at a meeting at which a quorum is present and the votes cast in favor of the proposal exceed those cast against:

               (1) allow any proceeds from the Disposition of the properties or assets allocated to the Tissue Repair Division to be used in the business of any other Division without fair compensation being allocated to the Tissue Repair Division as determined by the Board of Directors;

               (2) allow any properties or assets allocated to the Tissue Repair Division to be used in the business of any other Division or for the declaration or payment of any dividend or distribution on any series of Common Stock other than the GTR Stock without fair compensation being allocated to the Tissue Repair Division as determined by the Board of Directors;

               (3) issue, sell or otherwise distribute shares of GTR Stock without allocating the proceeds or other benefits of such issuance, sale or distribution to the Tissue Repair Division; provided, however, that the Corporation may without such approval issue GTR Designated Shares;

               (4) change the rights or preferences of the GTR Stock so as to affect the GTR Stock adversely; or

               (5) effect any merger or business combination involving the Corporation as a result of which (a) the holders of all series of Common Stock of the Corporation shall no longer own, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving corporation and (b) the holders of all series of Common Stock of the Corporation do not receive the same form of consideration, distributed among such holders in proportion to the Market Capitalization of each series of Common Stock as of the date of the first public announcement of such merger or business combination.

     5. EXCHANGE OF GTR STOCK. Shares of GTR Stock are subject to exchange upon the terms and conditions set forth below:

          a. OPTIONAL EXCHANGE OF GTR STOCK. The Board of Directors may at any time declare that each of the outstanding shares of GTR Stock shall be exchanged, on an Exchange Date set forth in a notice


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to holders of GTR Stock pursuant to paragraph IV.E.1(1), for (a) a number of fully paid and nonassessable shares of GGD Stock (calculated to the nearest five decimal places) equal to (1) 130% of the Fair Market Value of one share of the GTR Stock (the "Exchange Amount") as of the date of the first public announcement by the Corporation (the "Announcement Date") of such exchange divided by (2) the Fair Market Value of one share of GGD Stock as of such Announcement Date or (b) cash equal to the Exchange Amount, or (c) any combination of GGD Stock and cash equal to the Exchange Amount as determined by the Board of Directors.

          b. MANDATORY EXCHANGE OF GTR STOCK. In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation of all or substantially all of the properties and assets allocated to the Tissue Repair Division (other than in connection with the Disposition by the Corporation of all or substantially all of its properties and assets in one transaction or a series of related transactions) to any person, entity or group (other than (x) any entity in which the Corporation, directly or indirectly, owns all of the equity interest or (y) any entity formed at the direction of the Corporation in connection with obtaining financing for the programs or products of the Tissue Repair Division under an arrangement which provides the Corporation with an option to reacquire such properties and assets or retain or obtain substantial manufacturing or marketing rights with respect to any products developed by such entity, in each case for the benefit of the Tissue Repair Division), the Corporation shall, on or prior to the first Business Day after the 90th day following the consummation of such Disposition, exchange each outstanding share of GTR Stock for (a) a number of fully paid and nonassessable shares of GGD Stock (calculated to the nearest five decimal places) equal to (1) the Exchange Amount as of the Announcement Date of such Disposition divided by
(2) the Fair Market Value of one share of GGD Stock as of such Announcement Date or (b) cash equal to the Exchange Amount, or (c) any combination of GGD Stock and cash equal to the Exchange Amount as determined by the Board of Directors. For purposes of this paragraph:

               (1) "substantially all of the properties and assets allocated to the Tissue Repair Division" shall mean a portion of the properties and assets allocated to the Tissue Repair Division (A) that represents at least 80% of the then-current fair value (as determined by the Board of Directors) of, or (B) to which is attributable at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Corporation derived from, the properties and assets allocated to the Tissue Repair Division; and

               (2) in the case of a Disposition of properties and assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions.

     6. DEFINITIONS. As used in this paragraph IV.D., the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless another definition is provided or the context otherwise requires:

          a. "Available Tissue Repair Dividend Amount," on any date, shall mean the greater of:

          (a) the excess of

               (i) the greater of (x) the fair value on such date of the net assets of the Tissue Repair Division and (y) an amount equal to $28,712,000 (stockholders' equity allocated to the Tissue Repair Division at June 30, 1994), such dollar amount to be increased or decreased, as appropriate, to reflect, after June 30, 1994, (A) the Earnings Attributable to the Tissue Repair Division, (B) any dividends or other distributions (including by reclassification or exchange) declared or paid with respect to, or repurchases or issuances of, any shares of GTR Stock or any other class of capital stock attributed to the Tissue Repair Division, but excluding dividends or other distributions paid in shares of GTR Stock to the holders thereof or in shares of any other class of capital stock attributed to the Tissue Repair Division to the holders thereof, and (C) any other adjustments to the stockholders' equity of the Tissue Repair Division made in accordance with generally accepted accounting principles, over

               (ii) the sum of (x) the aggregate par value of all outstanding shares of GTR Stock and any other class of capital stock attributed to the Tissue Repair Division and (y) unless these Articles of Organization permit otherwise, the aggregate amount that would be needed to satisfy any preferential rights to which holders of all outstanding Preferred Stock attributed to the Tissue Repair Division are entitled upon dissolution of the Corporation in excess of the aggregate par value of such Preferred Stock, provided that such excess shall be reduced by any amount necessary to enable the Tissue Repair Division to pay its debts as they become due, and

         (b) the amount legally available for the payment of dividends determined in accordance with Massachusetts law applied as if the Tissue Repair Division were a separate corporation.

          b. "Earnings Attributable" to the Tissue Repair Division for any period, shall mean the net income or loss of the Tissue Repair Division for such period (or for the fiscal periods of the Corporation commencing prior to the GTR Effective Date and after June 30, 1994, pro forma net income or loss of the Tissue Repair Division as if the GTR Effective Date were June 30, 1994) determined in accordance with generally accepted accounting principles, with all income and expenses of the Corporation being allocated between Divisions in a reasonable and consistent manner in accordance with policies adopted by the Board of Directors; provided, however, that as of the end of any fiscal quarter of the Corporation, any projected annual tax benefit attributable to any Division that cannot be utilized by such Division to offset or reduce its allocated tax liability may be allocated to any other Division without any compensating payment or allocation.

          c. "Exchange Date" shall mean the date, if any, fixed for the exchange of shares of GTR Stock, as set forth in a notice to holders of GTR Stock pursuant to paragraph IV.E.1(1).

          d.   "GTR Effective Date" shall mean December 16, 1994.

          e. "Tissue Repair Division" shall mean, at any time, the Corporation's interest in (i) the following businesses, products, or development or research programs: (A) Vianain(R) for debridement of necrotic or damaged tissue; (B) TGF-B2 for all indications licensed from Celtrix Pharmaceuticals, Inc. on the GTR Effective Date; (C) Epicel(TM) cultured epithelial cell autografts for tissue replacement or repair, including but not limited to skin, ocular or oral tissue; (D) Acticel(TM) cultured epithelial cell allografts for tissue replacement or repair, including but not limited to skin, ocular or oral tissue; (E) Chondrograft cultured chondrocyte auto- and allografts; (F) tissue-type plasminogen activator ("tPA") for all tissue repair indications licensed by the Corporation from Genentech, Inc. on the GTR Effective Date; (G) the leukocyte-derived growth factor ("LDGF") research program; (H) the dermal replacement research program; (I) the cultured fibroblast dermal replacement research program and (J) the research program on cultured keratinocyte or fibroblast cell extracts or derivatives, each as being conducted by the Corporation on the GTR Effective Date; (ii) all assets and liabilities of the Corporation to the extent allocated to any such businesses, products, or development or research programs in accordance with generally accepted accounting principles consistently applied for all of the Corporation's business units; and (iii) such businesses, products, or development or research programs developed in, or acquired by the Corporation for, the Tissue Repair Division after the GTR Effective Date, in each case as determined by the Board of Directors; provided, however, that, from and after any Disposition or transfer to the General Division of any business, product, development or research program, assets or properties, the Tissue Repair Division shall no longer include the business, product, development program, research project, assets or properties so disposed of or transferred. The Tissue Repair Division shall be represented by the GTR Stock.

          f. "GTR Designated Shares" as of any date shall mean a number of shares of GTR Stock that shall initially be 5,000,000, which number shall be subject to adjustment as provided in the next sentence. The number of GTR Designated Shares shall from time to time be

               (i) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the GTR Stock and dividends or distributions of shares of GTR Stock to holders of GTR Stock and other reclassifications of GTR Stock,

               (ii) decreased by (A) the number of any shares of GTR Stock issued by the Corporation, the proceeds of which are allocated to the General Division, (B) the number of any shares of GTR Stock issued upon the exercise or conversion of Convertible Securities attributed to the General Division, and (C) the number of any shares of GTR Stock issued by the Corporation as a dividend or distribution or by reclassification, exchange or otherwise to holders of GGD Stock, and

               (iii) increased by (A) the number of any outstanding shares of GTR Stock repurchased by the Corporation, the consideration for which was allocated to the General Division, (B) one for each $10.00 reallocated from the General Division to the Tissue Repair Division from time to time in satisfaction of the funding commitment or the purchase option of the General Division set forth in sections 4.17 and 4.18 of the Agreement and Plan of Reorganization among the Corporation, Phoenix Acquisition Corporation and BioSurface Technology, Inc. dated as of July 25, 1994, up to a maximum of $30,000,000, and
(C) the number equal to the fair value (as determined by the Board of Directors) of assets or properties allocated to the General Division that are reallocated to the Tissue Repair Division (other than reallocations that represent sales at fair value between such Divisions or reallocations described in the foregoing clause (B)) divided by the Fair Market Value of one share of GTR Stock as of the date of such reallocation;

PROVIDED, that the Corporation shall take no action which would have the effect of reducing the GTR Designated Shares to a number which is less than zero. Within 45 days after the end of each fiscal quarter of the Corporation, the Corporation shall prepare and file a statement of such change with the transfer agent for the GTR Stock and with the Clerk of the Corporation.

E.   GENERAL PROVISIONS REGARDING THE COMMON STOCK

     1. GENERAL EXCHANGE PROVISIONS. In the event of any exchange of any series of Common Stock (the "Exchange Stock") for shares of GGD Stock pursuant to the provisions of these Articles of Organization, the following provisions shall apply:

               (1) The Corporation shall cause to be given to each record holder of shares of the Exchange Stock a notice stating (a) that shares of Exchange Stock shall be exchanged for shares of GGD Stock or for cash or a combination thereof, (b) the date on which the exchange shall become effective (the "Exchange Date"), (c) the number of shares of GGD Stock or cash or combination thereof to be received by such holder with respect to each share of the Exchange Stock held by such holder, including details as to the calculation thereof and (d) the place or places where certificates for shares of Exchange Stock, properly endorsed or assigned for transfer are to be surrendered for delivery of certificates for shares of GGD Stock or cash or a combination thereof (unless the Corporation shall waive such requirement). Such notice shall be sent by first-class mail, postage prepaid, not less than 30 nor more than 60 days prior to the Exchange Date to each holder of shares of Exchange Stock at such holder's address as the same appears on the stock transfer books of the Corporation. Neither the failure to mail such notice to any particular holder of shares Exchange Stock nor any defect therein shall affect the sufficiency thereof with respect to any other holder of shares of Exchange Stock.

               (2) The Corporation shall not be required to issue or deliver fractional shares of GGD Stock to any holder of shares of Exchange Stock upon any such exchange. If more than one share of Exchange Stock shall be held by the same holder of record, the Corporation shall aggregate the number of shares of GGD Stock that shall be issuable to such holder upon any such exchange. If the total number of shares of GGD Stock to be so issued to any holder of record of shares of Exchange Stock includes a fraction, the Corporation shall, if such fraction is not issued or delivered to such holder, either arrange for the disposition of such fraction by or on behalf of such holder or pay the fair value of such fraction, based upon the Fair Market Value of the GGD Stock on the Exchange Date.

               (3) No adjustments in respect of dividends shall be made upon the exchange of any shares of Exchange Stock; provided, however, that if the Exchange Date shall be subsequent to the record date for determining holders of Exchange Stock entitled to the payment of a dividend or other distribution thereon or with respect thereto, the holders of shares of Exchange Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the exchange of such shares.

               (4) Before any holder of shares of Exchange Stock shall be entitled to receive certificates representing shares of GGD Stock or cash or a combination thereof to be received by such holder with respect to the exchange of such shares of Exchange Stock, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of Exchange Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation will as soon as practicable after such surrender of certificates representing such shares of Exchange Stock deliver to the person for whose account such shares of Exchange Stock were so surrendered, or to the nominee or nominees of such person, certificates representing the number of shares of GGD Stock or cash or a combination thereof to which such person shall be entitled as aforesaid, together with any fractional share payment contemplated by paragraph IV.E.1(2).

               (5) From and after the Exchange Date, all rights of a holder of shares of Exchange Stock shall cease except for the right, upon surrender of the certificates representing such shares of Exchange Stock, to receive certificates representing shares of GGD Stock or cash or a combination thereof, together with any fractional share payment contemplated by paragraph IV.E.1(2), and rights to dividends as provided in paragraph IV.E.1(3). No holder of a certificate that immediately prior to the Exchange Date represented shares of Exchange Stock shall be entitled to receive any dividend or other distribution with respect to the GGD Stock to be issued in exchange until surrender of such holder's certificate for a certificate or certificates representing shares of GGD Stock (unless the Corporation shall waive such requirement). Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Exchange Date, but that were not paid by reason of the foregoing, with respect to the number of shares of GGD Stock represented by the certificate or certificates issued upon such surrender. From and after the Exchange Date, the Corporation shall, however, be entitled to treat the certificates for Exchange Stock that have not yet been surrendered for exchange as evidencing the ownership of the number of shares of GGD Stock for which the shares of Exchange Stock represented by such certificates shall have been exchanged, notwithstanding the failure to surrender such certificates.

               (6) The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of GGD Stock in exchange for shares of Exchange Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of GGD Stock issued in exchange in a name other than that in which the shares of Exchange Stock so exchanged were registered and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid or that no such tax is due.

               (7) After the Exchange Date, any share of Exchange Stock issued upon conversion or exercise of any Convertible Security shall, immediately upon issuance pursuant to such conversion or exercise and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Exchange Stock, be exchanged for the number of shares of GGD Stock or cash or combination thereof (together with any payments in lieu of fractional shares or dividends, if any) that a holder of such Convertible Security would have been entitled to receive pursuant to the terms of such Convertible Security had such terms provided that the conversion privilege in effect immediately prior to any exchange by the Corporation of any shares of Exchange Stock for shares of any other capital stock of the Corporation would be adjusted so that the holder of any such Convertible Security thereafter surrendered for conversion would be entitled to receive the number of shares of capital stock of the Corporation he or she would have owned immediately following such action had such Convertible Security been converted immediately prior to such exchange. The foregoing provisions shall not apply to the extent that equivalent adjustments are otherwise made pursuant to the provisions of such Convertible Security.

     2. VOTING OF CONTROLLED SHARES. Shares of any series of Common Stock held by a corporation or other entity controlled by the Corporation (other than an employee benefit plan) shall be voted on any proposal requiring a vote of the holders of such series in the same proportion as votes are cast for or against such proposal by all other holders of such series.

     3. DISCRIMINATION BETWEEN CLASSES OF COMMON STOCK. Subject to the provisions of each series of Common Stock regarding the payment of dividends on such series of Common Stock, the Board of Directors may, in its sole discretion, declare and pay dividends exclusively on any series of Common Stock, or all series, in equal or unequal amounts, notwithstanding the amounts available for the payment of dividends on any series, the respective voting and liquidation rights of each series, the amounts of prior dividends declared on each series or any other factor.

     4. ADJUSTMENTS RELATIVE TO VOTING RIGHTS AND LIQUIDATION. If at any time the Corporation shall in any manner subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of any series of Common Stock, or pay a dividend or make a distribution in shares of any series of Common Stock to holders of such series, the per share voting rights and the liquidation units of each series of Common Stock other than the GGD Stock shall be appropriately adjusted so as to avoid dilution in the aggregate voting and liquidation rights of any series. The issuance by the Corporation of shares of any series of Common Stock (whether by a dividend or otherwise) to the holders of any other series of Common Stock shall not require adjustment pursuant to this paragraph.

     5. RANK. All series of Common Stock shall rank junior with respect to the payment of dividends and the distribution of assets to all series of the Corporation's Preferred Stock that specifically provide that they shall rank prior to the Common Stock. Nothing herein shall preclude the Board from creating any series of Preferred Stock ranking on a parity with or prior to the Common Stock as to the payment of dividends or the distribution of assets.

     6. FRACTIONAL SHARES. Any series of Common Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of such series of Common Stock.

     7. DEFINITIONS. As used in these Articles of Organization, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless another definition is provided or the context otherwise requires:

          a. "Business Day" shall mean each weekday other than any day on which any relevant series of common stock is not traded on any national securities exchange or the Nasdaq National Market or in the over-the-counter market.

          b. "Convertible Securities" shall mean any securities (including employee stock options) of the Corporation that are convertible into or evidence the right to purchase any shares of any series of Common Stock.

          c. "Disposition" shall mean the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of any properties or assets, other than by pledge, hypothecation or grant of any security interest in such properties or assets.

          d. "Fair Market Value" as to shares of any series of stock shall as of any date mean the average of the daily closing prices for the 20 consecutive trading days commencing on the 30th trading day prior to such date. The closing price for each day shall be (x) if the shares of such series of stock are listed or admitted to trading on a national securities exchange, the closing price on the New York Stock Exchange Composite Tape (or any successor composite tape reporting transactions on national securities exchanges) or, if such composite tape shall not be in use or shall not report transactions in such shares, the last reported sales price regular way on the principal national securities exchange on which such shares are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of shares of such series of stock has been traded during such consecutive trading days), or, if there is no such sale on any such day, the mean of the bid and asked prices on such day, or (y) if such shares are not listed or admitted to trading on any such exchange, the closing price, if reported, or, if the closing price is not reported, the mean of the closing bid and asked prices as reported by the Nasdaq National Market or a similar source selected from time to time by the Corporation for the purpose. In the event such closing prices are unavailable, Fair Market Value shall be determined by the Board of Directors.

          e. "Market Capitalization" of any series of Common stock on any date shall mean the product of (i) the Fair Market Value of one share of such series of Common Stock on such date and (ii) the number of shares of such series of Common Stock outstanding on such date.

     8. DETERMINATIONS BY THE BOARD OF DIRECTORS. Any determinations with respect to any Division or the rights of holders of any series of Common Stock made by the Board of Directors of the Corporation in good faith pursuant to or in furtherance of any provision of these Articles of Organization relating to the Common Stock shall be final and binding on all stockholders of the Corporation.

F.   DESCRIPTION OF THE PREFERRED STOCK

     1.   UNDESIGNATED PREFERRED STOCK

     Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges of any such series before the issuance of any shares of that series. The Board of Directors shall determine the number of shares constituting each series of Preferred Stock and each series shall have a distinguishing designation.

                                    ARTICLE V
The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

                                      NONE


                                   ARTICLE VI
**Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

                             Other Lawful Provisions
                             -----------------------

A.   Board of Directors
     ------------------

     1. CLASSIFICATION. The directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year. The initial directors of all classes shall be elected by the incorporator and shall serve until their respective successors shall be elected and shall qualify. Thereafter, the directors of the first class shall be elected to hold office for a term expiring at the first annual meeting of stockholders, the directors of the second class shall be elected to hold office for a term expiring at the second annual meeting of stockholders and the directors of the third class shall be elected to hold office for a term expiring at the third annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that meeting shall be elected for a term expiring at the third annual meeting following their election and until their successors shall be elected and qualified, subject to prior death, resignation, retirement or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the election, terms of office and other features of such directorships shall be governed by the terms of the vote establishing such series, and such directors so elected shall not be divided into classes pursuant to this Article VI unless expressly provided by such terms.

     2. VACANCIES. Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, any vacancies in the Board of Directors, including a vacancy resulting from the enlargement of the Board, may be filled by the directors then in office, though less than a quorum. Each director so chosen to fill a vacancy shall be elected to complete the term of office of the director who is being succeeded. In the case of any election of a new director to fill a directorship created by an enlargement of the Board, the Board shall in such election assign the class of directors to which such additional director is being elected, and each director so elected shall hold office for the same term as the other members of the class to which the director is assigned.

     3. REMOVAL. Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, at any special meeting of the stockholders called at least in part for the purpose, any director or directors may, by the affirmative vote of the holders of at least a majority of the stock entitled to vote for the election of directors, be removed from office for cause. The provisions of this subsection shall be the exclusive method for the removal of directors.

B.   STOCKHOLDER VOTE REQUIRED FOR CERTAIN ACTIONS
     ---------------------------------------------

     The Corporation, by vote of a majority in interest of the stock outstanding and entitled to vote thereon may (i) authorize any amendment to these Articles of Organization, (ii) authorize the sale, lease or exchange of all or substantially all of the Corporation's property and assets, including its goodwill and (iii) approve a merger or consolidation of the Corporation with or into any other corporation; so long as such amendment, sale, lease, exchange, merger or consolidation shall have been approved by the Board of Directors.

C.   ADDITIONAL PROVISIONS
     ---------------------

     1.   Meetings of the stockholders may be held anywhere within the United
State.

     2. No contract or other transaction of this corporation with any other person, corporation, association, or partnership shall be affected or invalidated by the fact that (i) this corporation is a stockholder or partner in such other corporation, association, or partnership, or (ii) any one or more of the officers or directors of this corporation is an officer, director or partner of such other corporation, association or partnership, or (iii) any officer or director of this corporation, individually or jointly with others, is a party to or is interested in such contract or transaction. Any director of this corporation may be counted in determining the existence of a quorum at any meeting of the board of directors for the purpose of authorizing or ratifying any such contract or transaction, and may vote thereon, with like force and effect as if he were not so interested or were not an officer, director, or partner of such other corporation, association, or partnership.

     3. The corporation may be a partner in any business enterprise which it would have power to conduct itself.

     4. The by-laws may provide that the directors may make, amend, or repeal the by-laws in whole or in part, except with respect to any provision thereof which by law, these Articles of Organization, or the by-laws requires action by the stockholders.

     5. A director shall not be liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined. No amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

     6. Except as otherwise required by law, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called annual or special meeting of such holders and may not be taken by any consent in writing by such holders.

**If there are no provisions state "None".

NOTE: The preceding six (6) articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment.


                                   ARTICLE VII

     The effective date of the Restated Articles of Organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a LATER effective date is desired, specify such date which shall nor be more than THIRTY DAYS after the date of filing.

                                  ARTICLE VIII

THE INFORMATION CONTAINED IN ARTICLE VIII IS NOT A PERMANENT PART OF THE ARTICLES OF ORGANIZATION.

a. The street address (post office boxes are not acceptable) of the principal office of the Corporation in MASSACHUSETTS is:

     One Kendall Square, Cambridge, MA 02139

b. The name, residential address and post office address of each director and officer is as follows:


   NAME                      RESIDENTIAL ADDRESS         POST OFFICE ADDRESS

President:

Henri A. Termeer             65-3 Commercial Wharf       c/o Genzyme Corporation
                             Boston, MA 02110            One Kendall Square
                                                         Cambridge, MA 02139
Treasurer:

Evan M. Lebson               5 Arbetter Drive            same as above
                             Framingham, MA 01701

Clerk:

Peter Wirth                  37 Hancock Street           same as above
                             Boston, MA 02114

Directors:

Henri A. Termeer             same as above               same as above

Douglas A. Berthiaume        114 Cara Drive              same as above
                             N. Andover, MA 01845

Robert J. Carpenter          9 Lowell Road               same as above
                             Wellesley, MA 02181

Henry R. Lewis               35 Clover Street            same as above
                             Belmont, MA 02178

Constantine Anagstopoulos    29 Portland Drive           same as above
                             St. Louis, MO 63131

Henry E. Blair               2580 Main Street            same as above
                             Barnstable, MA 02630

Charles L. Cooney            35 Chestnut Street          same as above
                             Brookline, MA 02139

c. The fiscal year (i.e. tax year) of the corporation shall end on the last day of the month of: December

d. The name and business address of the resident agent, if any, of the corporation is:

** We further certify that the foregoing Restated Articles of Organization affect no amendments to the Articles of Organization of the corporation as heretofore amended, except amendments to the following article. Briefly describe amendments below:

     ARTICLE III: INCREASE AUTHORIZED COMMON STOCK FROM 240,000,000 TO 390,000,000 SHARES.

     ARTICLE IV: REDESIGNATE THE FOLLOWING CLASSES OF COMMON STOCK AS SERIES OF COMMON STOCK: GENERAL DIVISION COMMON STOCK AND TISSUE REPAIR DIVISION COMMON STOCK.

                    AUTHORIZE THE BOARD TO ISSUE THE UNDESIGNATED COMMON STOCK IN ONE OR MORE SERIES AND TO DETERMINE THE RIGHTS AND PREFERENCES OF ANY SUCH SERIES.

                    ELIMINATE THE SERIES A AND SERIES B JUNIOR PARTICIPATING PREFERRED STOCK.


SIGNED UNDER THE PENALTIES OF PERJURY, this 12th day of June, 1997,

/s/ David J. Mclachlan                           Vice-President
------------------------------------------------

/s/ Peter Wirth                                  Clerk
------------------------------------------------